-----------                                                                                               --------------------------
 FORM 3                                                                                                          OMB APPROVAL
-----------                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION                  --------------------------
                                                    WASHINGTON D.C. 20549                                 OMB Number:3235-0104
                                                                                                          Expires: December 31, 2001
                                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                 Estimated average burden
                                                                                                          hours per response...0.5
                            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934        --------------------------
                            Section 17(a) of the Public Utility Holding Company Act of 1935 or
(Print or Type Responses)    Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting        |  2. Date of Event Requiring    | 4. Issuer Name AND Ticker or Trading Symbol
   Person* (1)                          |     Statement                  |
STT Communications Ltd                  |     (Month/Day/Year)           | Asia Global Crossing Ltd (AGCX)
                                        |                                |----------------------------------------------------------
                                        |  October 12, 2000              | 5. Relationship of Reporting Person(s) to Issuer
-------------------------------------------------------------------------|                  (Check all applicable)
(Last)        (First)       (Middle)    | 3. I.R.S. Identification       |
                                        |    Number of Reporting         |     _______Director       ___X___  10% Owner
51 Cuppage Road#10-11/17 Starhub Center |    Person, if an entity        |
----------------------------------------|    (voluntary)                 |     _______ Officer       _______ Other (specify
               (Street)                 |                                |     (give title below)                  below)
                                        |                                |
--------------------------------------- |                                |
(City)          (State)          (Zip)  |                                |---------------------------------------------------------
                                        |                                | 6. If Amendment, Date of Original
                                        |                                |    (Month/Day/Year)
                                        |                                |
                                        |                                |---------------------------------------------------------
                                        |                                | 7. Individual or Joint/Group
                                        |                                |    Filing (Check Applicable Line)
                                        |                                | ___ Form filed by One Reporting Person
                                        |                                | X  Form filed by More than One Reporting Person(1)
                                        |                                | --
------------------------------------------------------------------------------------------------------------------------------------
                                        |           TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                                   | 2. Amount of Securities       | 3. Ownership       |4. Nature of Indirect
   (Instr. 4)                                          |    Beneficially Owned         |    Form: Direct    |   Beneficial Owner-
                                                       |    (Instr. 4)                 |    (D) or Indirect |   ship
                                                       |                               |    (I) (Instr. 5)  |   (Instr. 5)
-------------------------------------------------------|----------------------------------------------------------------------------
Class A Common Stock, US$0.01 par value per share      |     7,142,857                 |   I(2)             | By subsidiary, STT
                                                       |                               |                    | Ventures Ltd(2)
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------

(1) See attachment for information regarding other reporting persons.
(2) See attachment for information regarding beneficial ownership of other reporting persons.
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
              REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.                            (Over
                                                                                                                   SEC 1473 (3-99

FORM 3 (CONTINUED)  TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS,
                                CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.  Title of Derivative Security | 2.  Date Exer-  | 3.  Title and Amount of Securities | 4.  Conver- |5. Owner-    | 6.  Nature of
    (Instr. 4)                   |     cisable and |     Underlying Derivative Security |     sion or |   ship      |     Indirect
                                 |     Expiration  |     (Instr. 4)                     |     Exercise|   Form of   |     Beneficial
                                 |     Date        |                                    |     Price of|   Deriv-    |     Ownership
                                 |     (Month/Day/ |                                    |     Deri-   |   ative     |     (Instr. 5)
                                 |     Year)       |                                    |     vative  |   Security: |
                                 |-------------------------------------------------------     Security|   Direct    |
                                 |Date    |Expira- |           Title           |Amount  |             |   (D) or    |
                                 |Exer-   |tion    |                           |or      |             |   Indirect  |
                                 |cisable |Date    |                           |Number  |             |   (I)       |
                                 |        |        |                           |of      |             |   (Instr. 5)|
                                 |        |        |                           |Shares  |             |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |        |             |             |
                                 |        |        |                           |        |             |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |        |             |             |
                                 |        |        |                           |        |             |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |        |             |             |
                                 |        |        |                           |        |             |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |        |             |             |
                                 |        |        |                           |        |             |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |        |             |             |
                                 |        |        |                           |        |             |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |        |             |             |
                                 |        |        |                           |        |             |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |        |             |             |
                                 |        |        |                           |        |             |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |        |             |             |
                                 |        |        |                           |        |             |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |        |             |             |
                                 |        |        |                           |        |             |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |        |             |             |
                                 |        |        |                           |        |             |             |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:


                                        /s/ PEK SIOK LAN                          April 25, 2001
                                        -----------------------------------      --------------
                                        **Signature of Reporting Person          Date
                                          Name Pek Siok Lan
                                          Title: Company Secretary

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                             JOINT FILER INFORMATION

(1) Information regarding other reporting persons:

Name: Temasek Holdings (Private) Limited ("Temasek").
Address: 8 Shenton Way #38-03 Temasek Tower, Singapore 068811.
Designated Filer: STT Communications Ltd ("STT Communications").
Issuer and Ticker Symbol: Asia Global Crossing Ltd (AGCX).
Date of Event Requiring Statement: October 12, 2000.

Signature:  /s/ WENDY ONG
           ----------------------------
             Name: Wendy Ong
             Title: Company Secretary

Name: Singapore Technologies Pte Ltd  ("Singapore Technologies").
Address: 51 Cuppage Road #09-01 Starhub Centre, Singapore 229469.
Designated Filer: STT Communications.
Issuer and Ticker Symbol: Asia Global Crossing Ltd (AGCX).
Date of Event Requiring Statement: October 12, 2000.

Signature:  /s/ CHUA SU LI
            --------------------------
             Name: Chua Su Li
             Title: Company Secretary

Name: Singapore Technologies Telemedia Pte Ltd ("Singapore Technologies Telemedia").
Address: 51 Cuppage Road #10-11/17 Starhub Centre, Singapore, 229469. Designated Filer: STT Communications.
Issuer and Ticker Symbol: Asia Global Crossing Ltd (AGCX).
Date of Event Requiring Statement: October 12, 2000.

Signature:  /s/ PEK SIOK LAN
            --------------------------
             Name: Pek Siok Lan
             Title: Company Secretary

Name: STT Ventures Ltd ("STT Ventures").
Address: 10, Frere Felix de Valois Street, Port Louis, Mauritius.
Designated Filer: STT Communications.
Issuer and Ticker Symbol: Asia Global Crossing Ltd (AGCX).
Date of Event Requiring Statement: April 2, 2001.

Signature:  /s/ PEK SIOK LAN
            -----------------------------
            Name: Pek Siok Lan
            Title: Authorized Signatory

(2) Information regarding beneficial ownership of other reporting persons:

Temasek is the parent of Singapore Technologies, which is the parent of Singapore Technologies Telemedia, which is the parent of STT Communications (the designated filer), which is the parent of STT Ventures, which directly owns the shares of Class A Common Stock, US$0.01 par value per share, which are the subject of this filing. Because of the foregoing relationships, the direct and indirect parents of STT Ventures may be deemed to indirectly own the shares of Class A Common Stock directly owned by STT Ventures.